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EXHIBIT 23.1

                         CONSENT OF GRANT THORNTON LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Emrise Corporation

We have issued our report dated March 11, 2005, except for Note 17, as to which the date is March 18, 2005, accompanying the consolidated financial statements included in the Annual Report of Emrise Corporation on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation of said report in this Registration Statement on Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (Registration No. 333-122394) appearing in the Prospectus, and to the use of our name as it appears under the caption "Experts" in such Prospectus.

/S/ GRANT THORNTON LLP

Los Angeles, California
October 26, 2005